UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )
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TURTLE BEACH CORPORATION
(Name of Registrant as Specified in its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

This supplement is being filed by Turtle Beach Corporation (the “Company,” “we,” or “us”) to address stockholders of the Company regarding the voting recommendation made by Institutional Shareholder Services Inc. (“ISS”) as to the amendment of the 2013 Stock-Based Incentive Compensation Plan (Proposal 5) contained in the Company’s 2019 Definitive Proxy Statement that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2019 (the “Proxy Statement”).

Dear Stockholder:

As our 2019 Annual Meeting of Stockholders is fast approaching, we are writing to request your critical support by voting in accordance with the recommendations of the Board of Directors (the “Board”) of the Company for each proposal in our Proxy Statement. In particular, we ask that you consider the additional factors outlined below and vote “FOR" the approval of the proposed amendment of the Company’s 2013 Stock-Based Incentive Compensation Plan (as amended, the “Amended Plan”). We believe that the approval of the Amended Plan is vital in order to incorporate certain best market practices and increase the total number of shares of common stock authorized for grant under the 2013 Plan by 1,439,853 shares, from 2,862,500 shares to 4,302,353 shares. Following our proxy filing, ISS issued a recommendation that its clients vote against the Amended Plan (Proposal 5), which we believe is due to narrowly missing their formulaic criteria. The purpose of this letter is to assist stockholders in understanding why the Board has determined that the Amended Plan, including its cost and burn rate, is appropriate and should be approved by the stockholders.

The Amended Plan Contains Terms Favorable to Stockholders and Received Support from Glass Lewis.

In making changes to the Amended Plan, as compared to the current plan, the Board and Compensation Committee consciously determined to include terms favorable to stockholders, as well as those that serve as an indicator of good corporate governance.  For example, the Amended Plan does not provide for liberal share recycling and prohibits the payment of dividends on unvested equity awards.  In addition, the Amended Plan provides for a minimum vesting requirement of at least one year for all equity awards, except in the case of (i) substitute awards and (ii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting. The minimum vesting requirement also does not apply for up to 5% of the shares authorized under the Amended Plan, consistent with ISS guidance.

The Company carefully considered ISS’s “Plan Features” in drafting the Amended Plan.  Such features are favorable to stockholders, while at the same time aligning executive employees’ interests with those of stockholders.  Furthermore, Glass Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended shareholders vote in favor of the Amended Plan. Glass Lewis concluded that the number of shares requested was reasonable and in alignment with industry norms.

We Believe That the Cost, Burn Rate, and Potential Dilutive Impact of the Amended Plan are Appropriate.

Our Board considered a number of factors in determining the number of new shares authorized for future issuance under the Amended Plan, including the number of shares remaining available under the Current Plan, which is only 525,459 shares, our past share usage (sometimes called our “burn rate”), our estimate of the number of shares needed for future awards, a dilution analysis, and the current and anticipated future accounting expense associated with our equity awards. Pursuant to this analysis, we believe that the requested increase of 1,439,853 shares is expected to cover equity grants made by the Company through 2022. We also calculated the dilutive impact to be approximately four percent a year, which we believe to be well within normal limits.

Despite our careful internal analyses, as part of its recommendation to vote against the Amended Plan, ISS deemed the cost and burn rate of the Amended Plan to be “excessive.” ISS made its determination regarding plan cost based solely on the fact that the Amended Plan exceeded ISS’s own benchmark for potential value transfer of equity.  However, in considering the cost of the Amended Plan, the Company carefully reviewed and considered the equity incentive compensation of executives within the Company’s peer group, as determined by ISS.  Based on the practices of the Company’s peer group, and the need to retain the flexibility to grant equity-based compensation at levels that are optimal for motivating and rewarding our employees and other eligible participants for their contributions to our success and the growth in the value of our stock, the Company believes that the proposed increase in the number of shares available for grant and eligible to be granted to an individual in any calendar year is appropriate.

As part of its equity plan evaluation process, ISS employs its own method to calculate a plan’s “burn rate” or the percentage of equity awards a company grants per year divided by the total number of outstanding shares. In determining the burn rate of the Amended Plan, ISS analyzed the Company’s historical grant practices. However, this assessment is not fully appropriate given the Company’s historical lack of consistent equity grants. Significantly, ISS included in its calculation special, one-time awards of restrictive stock and restricted stock units. In June 2018, the Compensation Committee approved a one-time restricted stock award of 150,171 shares (the “Special CEO Award”) to the Company’s chief executive officer (the “CEO”) based on his role in helping the Company overcome a difficult debt situation. The Special CEO Award was also approved and granted in light of the fact that the CEO’s option grants for the prior three years were reduced by over 173,000 options (in the aggregate). Similarly, in August 2018, the Compensation Committee approved a one-time restricted stock unit award of 82,000 shares (the “Special Executive Award” and together with the Special CEO Award, the “Special Awards”) to the executives. The Special Executive Award was based on the Company’s strong performance, as well as the fact that the executive team’s option grants had been historically lower than peer median levels as shown by a benchmark analysis conducted by Compensia, Inc., our independent compensation advisor.

Ultimately, the inclusion of the Special Awards, paired with the Company’s lack of consistent equity grant history, caused ISS’s calculation of the Amended Plan’s burn rate to be skewed. We believe ISS's failure to account for these considerations in its assessment of the Amended Plan led to a mischaracterization of the Amended Plan and an inaccurate evaluation of the Amended Plan’s terms and merits.

We also note that ISS estimated our equity compensation program to be “potentially excessively dilutive,” with ISS estimating that the program could dilute stockholders by approximately 31%. We disagree with this conclusion, noting that it significantly exceeds our own internal dilution analyses. Additionally, we note that ISS’ valuation is based upon an approximately 89% volatility rate over ten years, which is over twice the volatility rate calculated based upon our internal assumptions, which use a peer-group volatility with each company given equal weight. We believe that our internal models are more reflective of future volatility due to: (i) insufficient historical stock price history (noting that our options have an approximately six year expected term, with a current stock price history of approximately five years), and (ii) our determinations, consistent with applicable accounting requirements, that recent stock price volatility during 2018 is not representative of future projections. We believe that this disconnect between ISS’ valuation and our own has caused ISS to value outstanding options at a level that is more than twice the value that we believe is correct.

If the Amended Plan is Not Approved, the Company Likely Will Be Unable to Grant Sufficient Equity Awards.

We have adopted a pay-for-performance compensation philosophy founded on the principle that equity compensation helps to ensure the alignment of executive employees’ interests with those of stockholders. The ultimate goal of our compensation model is to promote and safeguard stockholder value and return by linking the interests of our executives with those of our stockholders through the use of equity grants. Significantly, if the Amended Plan is not approved by stockholders, the Company will not have sufficient shares available with which to make equity grants beyond 2019. As of the date that we filed our definitive proxy statement, the number of shares remaining available under our existing equity plan was only 525,459 shares.

If the Amended Plan is not approved, we may need to rely on significant cash awards for executives. We believe that this could have an adverse impact on the Company’s future financial results and, potentially, its stock valuation. We also believe that increasing cash compensation could limit the Company’s ability to execute on certain strategic and capital allocation plans. Without the Amended Plan, incentive compensation for executives will be increasingly less aligned with the Company’s goals and the stockholders’ interests in long-term value creation.

Vote “FOR” the Approval of the Amended Plan

We believe the evaluation process utilized by ISS failed to accurately evaluate the Company’s historical grant practices in assessing plan cost and burn rate. In light of these considerations, we strongly urge you to vote “FOR” the approval of the Amended Plan.
Sincerely,

The Board of Directors of Turtle Beach Corporation

Disclaimer
The Company has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.